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                                                                 EXHIBIT 99.1

Contact:  Wil Goodrich, Vice President-Director of Marketing (209) 438-2600

         Regency Bancorp Announces Increase in First Quarter Earnings

     Fresno, April 16 -- Fresno-based Regency Bancorp, parent company of Regency Bank and Regency Investment Advisors, Inc., today announced that it earned $519,000 or $0.20 per share in the first quarter of 1998. This was a 121% increase over the same period last year when its net income was $235,000 or $0.13 per share. Compared to the last quarter of 1997, the company's net income was up almost 56% and that was a 10.6% increase from the third quarter of 1997.

     Steve Hertel, chairman, president and chief executive officer of Regency Bancorp, stated that "the company is continuing to make significant progress in the divestiture of its real estate develop-ment subsidiary's properties. Regency Service Corporation's (RSC) inventory of lots and homes a year ago included 291 properties. It closed 1997 with 66 lots or homes on the books with 48 of those in escrow. By the end of the just concluded quarter, the company's inventory included only 19 units with 12 of those in escrow. Remaining properties consist of five model homes and two unsold lots."

     In addition to its success in selling its inventory of homes and lots, the company also reduced its cash investment in real estate from $14.95 million at the end of last year's first quarter to $1.53 million on March 31, 1998, a decrease of 89.8% or $13.4 million. During the first quarter of 1998, the total non interest expense related to the divestiture of real estate activities was $46,000 compared to $487,000 during the same period last year. Additionally, as cash from the sale of properties became available, the bank was able to use those resources to fund additional loans and other earning assets with only a minimal increase in interest expense.

     By the end of the first quarter, the company's loan portfolio had reached a record $136.0 million, up $34.9 million or 34.4% since the end of the 1997 first quarter. While loan growth has been substantial, credit quality has continued to be strong. With the reduction in inventory related to RSC activities, non performing loans as a percentage of total loans declined 55.4% from 3.41% at March 31, 1997, to 1.52% at the end of the just concluded quarter. Excluding the remaining loans RSC has made to facilitate the sale of real estate, the bank's non performing loans were just .65% of which .39% were guaranteed by the U.S. Small Business Administration.

     "Over the last three years, we've known internally that once we got RSC behind us, we could unlock the potential of the company," Hertel stated, "Now, we're beginning to see the tangible results of shedding the RSC assets that have been a drain on this company for too long. In the last three quarters, without the day to day impact of dealing with the real estate divestiture issue, we've been able to concentrate on developing our core business potential."

     "The substantial improvement in earnings for the first quarter," Hertel said "was a direct result of growth in the lending area, an improved interest margin, and lower non interest expense. During the quarter, interest income increased by $676,000 while interest expense was up by only $4,000 when compared to the first quarter of 1997. We were also able to reduce non interest expense by $241,000 or 9.5%. The improved net interest margin combined with the reduction in non interest expense improved Regency's efficiency ratio to 64.2% from 81.6% at the end of last year's first quarter."

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      Regency Investment Advisors, Inc. (RIA), the holding company's
SEC-registered investment management firm, continued its steady growth in assets under management and income. Since the end of March, 1997, assets under management were up 21.9% to $96.2 million with net income growing 19.6%.

     The holding company also reported higher levels of assets and deposits for the first quarter. At March 31, 1998, assets were $192.1 million, up 5.8% from $181.6 million a year earlier and total deposits grew 5.1% from $161.5 million a year ago to $169.9 million at March 31, 1998.

     Shareholders equity was up 38.7% to $19.3 million as compared to the end of last year's first quarter when it was $13.9 million. Equally important, the company's return on average assets was 1.11% for the first three months of 1998 compared to 0.54% for the 1997 first quarter. Return on average common equity grew to 11.1% from 6.8% in the same period last year.

     "The company's improved financial performance has been anticipated by the market," according to Hertel. "During the first quarter, the bid price of our holding company's stock increased 36%, from a quote of $10.25 at December 31, 1997, to a quote of $14.00 at March 31, 1998."

     Regency Bancorp and its subsidiaries have served Fresno and the Central Valley since December of 1980. The company currently provides banking to the greater Fresno market and Madera County through its three branches and has a government-guaranteed loan production office in Modesto. Its stock trades over the counter under the symbol: REFN, with market makers such as: Van Kasper & Co., Hoefer & Arnett, and Sutro & Co., as well as other financial firms such as Banc Stock Financial Services.
# # #

Certain matters discussed in this news release may be forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties, which could impact future financial performance, include, among others, (1) competitive pressures in the banking industry; (2) changes in the interest rate environment; (3) general economic conditions, either nationally or regionally; (4) changes in the regulatory environment; (5) changes in business conditions and inflation; and (6) changes in securities markets. Therefore, the information set forth herein should be carefully considered when evaluating the business prospects of the company and the bank.

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Regency Bancorp -- Summary Financial Data


                                        For the Three Months Ended Mar. 31,
                                                             1998           1997
Results of Operations:  $(000)
   Interest income                                         4,124          3,448
   Interest expense                                        1,283          1,279
 Net interest income                                       2,841          2,169
   Provision for credit losses                               125              0
 Net interest income after provision                       2,716          2,169
   Non interest income                                       487            782
   Non interest expense                                    2,304          2,545
 Income/(loss) before income taxes                           899            406
   Income tax expense                                        379            170
 Net income/(loss)                                           519            235
Balance Sheet:  (end of period) $(000)
 Total Assets                                            192,127        181,552
 Total Loans                                             136,043        100,982
 Investments                                              34,387         35,829
 Earning assets                                          169,875        148,205
 Investments in real estate                                1,798         15,165
 Total deposits                                          169,761        161,476
 Notes payable and capital leases                            518          4,497
 Shareholders' equity                                     19,273         13,897

Financial Ratios: (period Annualized %)
 Return on average assets                                   1.11            .54
 Return on average equity                                  11.07           6.97
 Ending equity to average assets                           10.11           7.86
 Average earning assets to average assets                  88.71          81.60
 Efficiency ratio                                          64.15          81.59
 Net interest margin                                        6.81           6.10
 Non interest income to avg. assets                         1.04           1.79
 Non interest expense to avg. assets                        4.90           5.84
 Loan loss reserve to total loans                           1.72           1.68
Per Share:
 Earnings per share ($)                                      .20            .13
 Dividends ($)                                               .00            .00
 Book value (end of period) ($)                             7.34           7.50
 Market value (end of period) ($)                          14.19           9.63
 Market to book value (%)                                   1.93           1.28
 Price earnings (PE) ratio (%)                             17.68          18.69
 Shares outstanding                                    2,623,124      1,853,738


April 16, 1998